Exhibit 23 (i)

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 Nos. 33-55057, 333-05449, 333-05427 and 333-50474 of our report dated July 23, 2002, except for Note 19, as to which the date is August 19, 2002, with respect to the consolidated financial statements and schedule of NDCHealth Corporation included in the Annual Report (Form 10-K) for the year ended May 31, 2002.

/S/    Ernst & Young LLP

Atlanta, Georgia
August 23, 2002